Execution Version

CBRE Services, Inc.,
as Issuer,

CBRE Group, Inc.,
as Parent and Guarantor

and

Computershare Trust Company, National Association,
as Trustee

Twelfth Supplemental Indenture

Dated as of November 13, 2025

$750,000,000 aggregate principal amount of 4.900% Senior Notes due 2033

TWELFTH SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of November 13, 2025, between CBRE Services, Inc., a Delaware corporation, as Issuer (the “Issuer”), CBRE Group, Inc., a Delaware corporation, as Parent and Guarantor, and Computershare Trust Company, National Association, a national banking association, not in its individual capacity, but solely as Trustee (the “Trustee”).

WITNESSETH THAT:

WHEREAS, the Issuer, Parent and the Trustee, as successor to Wells Fargo Bank, National Association, as trustee, have entered into an Indenture dated as of March 14, 2013 (the “Base Indenture” and, as supplemented by this Supplemental Indenture, the “Indenture”), providing for the issuance from time to time of series of its Securities (as defined in the Base Indenture);

WHEREAS, Section 301 of the Base Indenture provides for the Issuer and the Trustee to enter into an indenture supplemental to the Base Indenture to establish the form or terms of Securities of any series as permitted by Article III of the Base Indenture;

WHEREAS, pursuant to Section 301 of the Base Indenture, the Issuer, for its lawful corporate purposes, desires to create and authorize a new series of Securities to be known as the 4.900% Senior Notes due 2033 (the “Notes”), initially in an aggregate principal amount of $750,000,000;

WHEREAS, the Issuer has duly authorized the execution and delivery of this Supplemental Indenture, which sets forth the terms and conditions upon which the Notes are to be executed, registered, authenticated, issued and delivered; and

WHEREAS, all things necessary to make this Supplemental Indenture a valid agreement according to its terms have been done, and all things necessary to make the Notes, when executed by the Issuer and authenticated and delivered by or on behalf of the Trustee as in this Supplemental Indenture provided, the valid, binding and legal obligations of the Issuer have been done.

NOW, THEREFORE:

In order to declare the terms and conditions upon which the Notes are executed, registered, authenticated, issued and delivered, and in consideration of the premises, of the purchase and acceptance of the Notes by the Holders thereof and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the Issuer, Parent and any other Guarantor, if any, covenants and agrees with the Trustee, for the equal and proportionate benefit of the respective Holders from time to time of the Notes, as follows:

ARTICLE I

Definitions
SECTION 1.01.
Relation to Base Indenture. This Supplemental Indenture constitutes an integral part of the Base Indenture. However, to the extent any provision of the Base Indenture conflicts with the express provisions of this Supplemental Indenture, the provisions of this Supplemental Indenture will govern and be controlling in respect of the Notes.
SECTION 1.02.
Definition of Terms. For all purposes of this Supplemental Indenture:
(a)
Capitalized terms used but not otherwise defined herein shall have the meanings specified in the Base Indenture, and all other terms defined in this Supplemental Indenture shall have the meanings assigned to them;
(b)
the terms defined in this Supplemental Indenture include the plural as well as the singular;
(c)
unless the context otherwise requires, any reference to an “Article” or a “Section” refers to an Article or Section, as the case may be, of this Supplemental Indenture; and
(d)
The following terms shall have the respective meanings as set forth below:

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Attributable Debt” in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended); provided, however, that if such Sale/Leaseback Transaction results in a Capital Lease Obligation, the amount of indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation”.

“Board of Directors” means the Board of Directors of the Issuer or any committee thereof duly authorized to act on behalf of such Board.

“Business Day” means each day other than a Saturday, Sunday or a day on which commercial banking institutions are authorized or required by law to close in New York City or the state in which the Corporate Trust Office is located.

“Capital Lease Obligation” means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. For purposes of Section 4.02, a Capital Lease Obligation will be deemed to be secured by a Lien on the property being leased.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Change of Control” means the occurrence of any of the following:
(1)
any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that any Person that is deemed to have beneficial ownership of shares solely as the result of being part of a group pursuant to Rule 13d-5(b)(1) shall be deemed not to have beneficial ownership of any shares held by a Permitted Holder forming a part of such group), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Issuer; provided, however, that the Permitted Holders beneficially own (as defined above, except that in the event the Permitted Holders are part of a group pursuant to Rule 13d-5(b)(1), the Permitted Holders shall be deemed not to have beneficial ownership of any shares held by persons other than Permitted Holders forming a part of such group), directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of the Issuer than such other person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors (for the purposes of this clause (1), such other person shall be deemed to beneficially own any Voting Stock of a specified Person held by a parent entity, if such other person is the beneficial owner (as first defined above), directly or indirectly, of more than 50% of the voting power of the Voting Stock of such parent entity and the Permitted Holders beneficially own (as second defined above), directly or indirectly, in the aggregate a lesser percentage of the voting power of the Voting Stock of such parent entity and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of such parent entity);

(2)
the adoption of a plan relating to the liquidation or dissolution of the Issuer; or
(3)
the merger or consolidation of the Issuer with or into another Person or the merger of another Person with or into the Issuer, or the sale of all or substantially all the assets of the Issuer (determined on a consolidated basis) to another Person (other than, in all such cases, a Person that is controlled by the Permitted Holders), other than a transaction following which (A) in the case of a merger or consolidation transaction, holders of securities that represented 100% of the Voting Stock of the Issuer immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own, directly or indirectly, at least a majority of the voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction immediately after such transaction and (B) in the case of a sale of assets transaction, the transferee Person becomes the obligor in respect of the Notes and a Subsidiary of the transferor of such assets.

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (a) the Issuer is or becomes a direct or indirect wholly-owned Subsidiary of a holding company, (b) such holding company beneficially owns, directly or indirectly, 100% of the Capital Stock of the Issuer and (c) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the Parent’s Voting Stock immediately prior to that transaction.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event.

“Co-investment” means any investment by the Issuer or any of its Subsidiaries in, or any guarantee by the Issuer or any of its Subsidiaries of the indebtedness of, a Co-investment Vehicle or separate account or investment program managed, operated or sponsored by an Investment Subsidiary.

“Co-investment Vehicle” shall mean an entity (other than a Subsidiary of the Issuer) formed for the purpose of investing principally in real estate related assets or engaging in real estate development.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” shall mean the Class A common stock of Parent.

“Consolidated Total Assets” means, as of any date of determination, the total assets of the Issuer and its consolidated Subsidiaries on a consolidated basis as shown on or reflected on our most recent internal consolidated balance sheet, including relevant footnotes thereto (without duplication), prepared in accordance with GAAP, after giving effect to any acquisitions or dispositions occurring subsequent to the date of such balance sheet.

“Corporate Trust Office” means the designated corporate trust office of the Trustee at which at any time its corporate trust business shall be administered, presently located at 1505 Energy Park Drive, St. Paul, MN, 55108, Attention: Corporate Trust Department – CBRE Services, Inc. Administrator/Michael Tu, or such other address as the Trustee may designate from time to time, or the designated corporate trust office of any successor Trustee (or such other address as such successor Trustee may designate from time to time by notice).

“Debt” means any indebtedness for money borrowed.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Domestic Subsidiary” means any Subsidiary other than a Foreign Subsidiary.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exempt Construction Loan” means any interim construction loan (or guarantee thereof) of an Investment Subsidiary (1) that is subject to or backed by committed permanent refinancing, or (2) in which such Investment Subsidiary has entered into a lease of the property securing such Exempt Construction Loan (or guarantee thereof) and such lease supports a refinancing of the entire interim construction loan amount based upon prevailing permanent loan terms at the time the interim construction loan is closed. Notwithstanding the foregoing, construction loans (and guarantees thereof) shall cease to be treated as Exempt Construction Loans in the event that any of the following occur: (a) the obligor of such Exempt Construction Loan is in default beyond any applicable notice and cure periods of any obligations under the credit agreement relating to such Exempt Construction Loan; or (b) the underlying real property securing such Exempt Construction Loan has not been sold by a date which is no later than 15 months (unless subject to or backed by committed permanent refinancing, in which case no deadline for the sale of such real property shall apply) after completion of construction.

“Foreign Subsidiary” means, with respect to any Person, any Subsidiary of such Person that is not organized or existing under the laws of the United States, any state thereof or the District of Columbia, and any Subsidiary of such Foreign Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time.
“Guarantor” means Parent and/or a Subsidiary Guarantor, if any.

“Guaranty” means the Parent Guaranty and/or a Subsidiary Guaranty, collectively referred to herein as the “Guarantees.”

“Guaranty Agreement” means this Supplemental Indenture as of the Issue Date or any other supplemental indenture, in a form satisfactory to the Trustee, pursuant to which a Guarantor guarantees the Issuer’s obligations with respect to the Notes on the terms provided for in this Supplemental Indenture.

“Holder” or “Noteholder” means the Person in whose name a Note is registered on the Registrar’s books.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P and the equivalent rating from any replacement Rating Agency.

“Investment Subsidiary” means (1) any Subsidiary engaged principally in the business of buying and holding real estate related assets in anticipation of selling such assets or transferring such assets, which assets may include securities of companies engaged principally in such business, (2) any Subsidiary engaged principally in the business of investment management, including investing in and/or managing entities formed for the purpose of investing principally in real estate related assets and (3) any Subsidiary engaged principally in real estate development and investment activities.

“Issue Date” means November 13, 2025.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof). For the avoidance of doubt, the grant by any Person of a non-exclusive license to use intellectual property owned by, licensed to, or developed by such Person and such license activity shall not constitute a grant by such Person of a Lien on such intellectual property.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the ratings agency business thereof.

“Non-Recourse Debt” means Debt of, or guarantees by, an Investment Subsidiary; provided, however, that (1) such Debt is incurred solely in relation to the investment or real estate development activities of such Investment Subsidiary and (2) such Debt is not guaranteed by, or otherwise recourse to Parent, the Issuer or any Subsidiary of the Issuer other than an Investment Subsidiary (subject to customary environmental indemnities or completion or budget guarantees, and subject to customary exclusions from liability by lenders in non-recourse financing transactions secured by real property (including by means of separate indemnification agreements or carve-out guarantees)); provided further that, if any such Debt is partially guaranteed by or otherwise recourse to Parent, the Issuer or any Subsidiary of the Issuer other than an Investment Subsidiary, the portion of such Debt not so guaranteed or recourse shall be “Non-Recourse Debt” hereunder.

“Officer” means the chairman of the board of directors, the chief executive officer, the president, the chief financial officer, any executive vice president,

senior vice president or vice president, the treasurer or any assistant treasurer or the secretary or any assistant secretary of Parent or the Issuer.

“Officer’s Certificate” means a certificate signed on behalf of Parent or the Issuer, as the case may be, by an Officer of Parent or the Issuer, respectively, and delivered to the Trustee.

“Opinion of Counsel” means a written opinion signed by legal counsel, who may be an employee of or counsel to Parent or the Issuer, satisfactory to the Trustee.

“Par Call Date” means November 15, 2032.

“Parent” means CBRE Group, Inc., a Delaware corporation, and its successors; and any other parent entity of the Issuer that elects to provide a Parent Guaranty, and its successors.

“Parent Guaranty” means the Guarantee by Parent of the Issuer’s obligations with respect to the Notes contained in this Supplemental Indenture.

“Permitted Holders” means (1) any member of senior management of the Issuer on the Issue Date and (2) Parent.

“principal” means the principal of the Note payable on the Note which is due or overdue or is to become due at the relevant time.

“Principal Property” means any building, structure or other facility, together with the land upon which it is erected and any fixtures which are a part of the building, structure or other facility, located in the United States, and owned or leased or to be owned or leased by the Issuer or any of its Restricted Subsidiaries, and in each case the net book value of which as of that date exceeds $50,000,000, other than any such land, building, structure or other facility or portion thereof which, in the opinion of the Board of Directors of the Issuer (or any committee thereof duly authorized to act on behalf of such Board) by resolution determines in good faith not to be of material importance to the total business conducted by the Issuer and its Restricted Subsidiaries, considered as one enterprise.

“Rating Agencies” means (1) each of S&P and Moody’s and (2) if either S&P or Moody’s (or any replacement agency therefor contemplated below) ceases to provide ratings services to issuers or investors generally, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act selected by us (as certified by a resolution of our board of directors) to act as a replacement agency for S&P or Moody’s (or any previous replacement agency), as the case may be.

“Rating Event” means the ratings of the Notes are lowered by both of the Rating Agencies and the Notes are rated below an Investment Grade Rating by both of the Rating Agencies, on any day during the period commencing on the date of the first public announcement of the occurrence of a Change of Control or of an arrangement that could result in a Change of Control and ending 60 days following the consummation of such Change of Control (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies on the 60th day of such period, such extension to last with respect to each such Rating Agency until the date on which such Rating Agency considering such possible downgrade either (1) rates the Notes below an Investment Grade Rating or (2) publicly announces that it is no longer considering the Notes for possible downgrade).

“Refinance” means, in respect of any Debt, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Debt in exchange or replacement for, such Debt. “Refinanced” and “Refinancing” shall have correlative meanings.

“Responsible Officer” means, when used with respect to the Trustee, any officer within the corporate trust department of the Trustee (or any successor group of the Trustee), including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the persons who at the time shall be such officers having direct responsibility for the administration of the Indenture, respectively, or to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject.

“Restricted Subsidiary” means any Domestic Subsidiary of the Issuer other than (1) any of its less than 80%-owned Subsidiaries if the common stock of such subsidiary is traded on any national securities exchange or on the over-the-counter markets or (2) any business combination related shell company, as defined under Rule 405 of the Securities Act.

“S&P” means S&P Global Ratings, a division of S&P Global Inc., or any successor to the ratings agency business thereof.

“Sale/Leaseback Transaction” means an arrangement relating to Principal Property owned by the Issuer or a Subsidiary of the Issuer on the Issue Date or thereafter acquired by the Issuer or a Subsidiary of the Issuer whereby the Issuer or a Subsidiary of the Issuer transfers such property to a Person and the Issuer of a Subsidiary of the Issuer leases it from such Person.

“SEC” means the Securities and Exchange Commission.

“Second Change of Control Payment Date” has the meaning set forth in Section 4.01(g).

“Securities Act” means the Securities Act of 1933, as amended.

“Significant Subsidiary” means any Subsidiary of the Issuer that would be a “Significant Subsidiary” of the Issuer within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Specified Debt” means Debt in an aggregate principal amount exceeding $300,000,000.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

“Subsidiary” means, with respect to any Person, any corporation, association, partnership, limited liability company or other business entity of which more than 50% of the total voting power of shares of Voting Stock is at the time owned or controlled, directly or indirectly, by:
(1)
such Person;
(2)
such Person and one or more Subsidiaries of such Person; or
(3)
one or more Subsidiaries of such Person.

“Subsidiary Guarantor” means each Subsidiary of the Issuer that Guarantees the Notes pursuant to the terms of this Supplemental Indenture.

“Subsidiary Guaranty” means a Guarantee by a Subsidiary Guarantor of the Issuer’s obligations with respect to the Notes.

“Treasury Rate” means, with respect to any redemption date, the yield determined by the Issuer in accordance with the following two paragraphs.

(1)
The Treasury Rate shall be determined by the Issuer after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third Business Day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily) - H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Issuer shall select, as applicable: (i) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the Par Call Date (the “Remaining Life”); or (ii) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.
(2)
If on the third Business Day preceding the redemption date H.15 TCM is no longer published, the Issuer shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, the Issuer shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Issuer shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

“Voting Stock” of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

“Wholly Owned” means, with respect to any Subsidiary of a Person, 100% of the Capital Stock of such Person (other than director’s qualifying shares) shall at the time be owned by such Person and other Wholly Owned Subsidiaries.

ARTICLE II

General Terms And Conditions Of The Notes
SECTION 2.01.
Establishment of the 4.900% Senior Notes due 2033. A new series of Securities with the following terms is hereby established pursuant to Section 301 of the Base Indenture:
(1)
The title of the series of Securities constituted by the Notes shall be the “4.900% Senior Notes due 2033”.
(2)
The initial aggregate principal amount of the Notes is $750,000,000. There is no limit upon the aggregate principal amount of Notes that may be authenticated and delivered under the Indenture. The Issuer may from time to time without notice to or the consent of the Holders of the Notes create and issue additional Notes (“Additional Notes”) ranking equally and ratably with the Notes issued on the Issue Date in all respects other than the issue price, the date of the issuance, the payment of interest accruing prior to the issue date of such Additional Notes and in some cases the first payment of interest following the issue date of such Additional Notes. Any such Additional Notes shall be consolidated and form a single series with the Notes issued on the Issue Date for all purposes under the Indenture including for purposes of waivers, amendments, redemptions and offers to purchase; provided that if the Additional Notes are not fungible with the Notes issued on the Issue Date for U.S. federal income tax purposes, such nonfungible Additional Notes shall have a separate CUSIP number from the Notes issued on the Issue Date.
(3)
The Notes will be (i) unsecured senior obligations of the Issuer, (ii) senior in right of payment to all existing and any future subordinated indebtedness of the Issuer and (iii) guaranteed by Parent and each Subsidiary Guarantor on an unsecured senior basis.
(4)
Not applicable.
(5)
The entire outstanding principal of the Notes shall be payable on January 15, 2033 plus any accrued and unpaid interest to such date.
(6)
Interest on the Notes shall accrue at a rate of 4.900% per annum, computed on the basis of a 360-day year of twelve 30-day months. Interest payments for the Notes will include accrued interest from and including the Issue Date or from and including the last date in respect of which interest has been paid, as the case may be, to, but excluding, the Interest Payment Date or the date of maturity, as the case may be. The Interest Payment Dates for the Notes on which interest will be payable shall be January 15 and July 15 of each year, beginning July 15, 2026. The Regular Record Dates for the interest payable on the Notes on any Interest Payment Date shall be the January 1 and July 1 preceding the applicable Interest Payment Date, whether or not a Business Day.

(7)
Payment of principal and premium, if any, of, and interest on, the Notes shall be made at, and in the manner prescribed by, Sections 1001 and 1002 of the Base Indenture.
(8)
The Notes may be redeemed in accordance with paragraph 5 of the Notes.
(9)
The Notes do not have the benefit of a sinking fund. The Issuer is obligated to purchase the Notes at the option of the Holders thereof pursuant to Section 4.01 of this Supplemental Indenture.
(10)
Not applicable.
(11)
Not applicable.
(12)
Not applicable.
(13)
Not applicable.
(14)
Not applicable.
(15)
Not applicable.
(16)
Not applicable.
(17)
The Notes shall be issued as Global Securities and The Depository Trust Company, New York, New York shall be the initial Depositary.
(18)
Additions, deletions and changes in the Events of Default applicable to the Notes are set forth in Article V of this Supplemental Indenture.
(19)
The covenants set forth in Article IV of this Supplemental Indenture shall apply to the Notes. The covenants set forth in Article VIII of the Base Indenture shall not apply to the Notes.
(20)
Not applicable.
(21)
The Notes shall be guaranteed by Parent and the Subsidiary Guarantors, if any, pursuant to Section 4.05 and Article VI of this Supplemental Indenture.
(22)
Not applicable.
(23)
Not applicable.
(24)
The provisions of this Supplemental Indenture shall supersede any conflicting terms of the Base Indenture with respect to the Notes as set forth in Section 1.01.

SECTION 2.02.
Form of the Notes. The Notes issued under this Supplemental Indenture shall be substantially in the form of Exhibit A to this Supplemental Indenture, which is hereby incorporated in and expressly made a part of this Supplemental Indenture. The Notes may have notations, legends or endorsements required by law, stock exchange rule, agreements to which the Issuer is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Issuer). Each Note shall be dated the date of its authentication. The terms of the Notes set forth in the Exhibit A to this Supplemental Indenture are part of the terms of this Supplemental Indenture.
ARTICLE III

Redemption of the Notes
SECTION 3.01.
Redemption. The Notes may be redeemed in accordance with paragraph 5 of the Notes and Article XI of the Base Indenture (other than to the extent Article XI of the Base Indenture is inconsistent with paragraph 5 of the Notes, in which case paragraph 5 of the Notes shall govern and be controlling in respect of the Notes).
SECTION 3.02.
Selection of Notes. In the case of a partial redemption of Notes, selection of the Notes for redemption will be made pro rata, by lot or by such other method as the Trustee deems appropriate and fair. No Notes of a principal amount of $2,000 or less will be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption that relates to the Note will state the portion of the principal amount of such Note to be redeemed. A new note in a principal amount equal to the unredeemed portion of such Note will be issued in the name of the Holder of such Note upon surrender for cancellation of the original Note. For so long as the Notes are held by DTC (or another depositary), the redemption of Notes shall be done in accordance with the policies and procedures of the depositary.
ARTICLE IV

Additional Covenants
SECTION 4.01.
Change of Control Triggering Event.
(a)
Upon the occurrence of a Change of Control Triggering Event, each Holder of Notes shall have the right to require that the Issuer purchase such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), in accordance with the terms contemplated in Section 4.01(b) of this Supplemental Indenture.
(b)
Within 30 days following any Change of Control Triggering Event, unless the Issuer has exercised its option to redeem all the Notes pursuant to paragraph 5 of the Notes, the Issuer shall mail (or deliver by electronic transmission in accordance with the applicable procedures of the Depositary) a notice to each Holder with a copy to the Trustee (the “Change of Control Offer”) stating:
(1)
that a Change of Control Triggering Event has occurred and that such Holder has the right to require the Issuer to purchase such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date);
(2)
the circumstances that constitute such Change of Control Triggering Event;
(3)
the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is sent); and
(4)
the instructions, as determined by the Issuer, consistent with this Section 4.01, that a Holder must follow in order to have its Notes purchased.
(c)
Holders electing to have a Note purchased will be required to surrender the Note, with an appropriate form duly executed, to the Trustee for cancellation at the address specified in the notice at least three Business Days prior to the purchase date. Notes held in book entry form shall be delivered in accordance with the Depositary’s procedures. Holders will be entitled to withdraw their election if (i) the Trustee or the Issuer receives not later than one Business Day prior to the purchase date, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note which was delivered for purchase by the Holder and a statement that such Holder is withdrawing his or her election to have such Note purchased or (ii) such holders withdraw their election prior to the purchase date in accordance with the applicable procedures of the Depositary.
(d)
On the purchase date, all Notes purchased by the Issuer under this Section 4.01 shall be delivered by the Issuer to the Trustee for cancellation, and the Issuer shall pay the purchase price plus accrued and unpaid interest, if any, to the Holders entitled thereto.
(e)
Notwithstanding the foregoing provisions of this Section 4.01, the Issuer shall not be required to make a Change of Control Offer following a Change of Control Triggering Event if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 4.01 applicable to a Change of Control Offer made by the Issuer and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer or if the Issuer has exercised its option to redeem all the Notes pursuant to paragraph 5 of the Notes. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control Triggering Event, conditional upon such Change of Control Triggering Event, if a definitive agreement is in place for the Change of Control at the time of making of such Change of Control Offer.

(f)
The Issuer shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the purchase of Notes pursuant to this Section 4.01. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.01, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 4.01 by virtue of its compliance with such securities laws or regulations.
(g)
If Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in connection with a Change of Control Offer and the Issuer, or any third party approved in writing by the Issuer making a Change of Control Offer in lieu of the Issuer in accordance with this Section 4.01, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Issuer or such third party will have the right, upon not less than 10 days’ nor more than 60 days’ prior notice, given that such notice is not given more than 30 days following the purchase pursuant to the Change of Control Offer, to redeem (with respect to the Issuer) or purchase (with respect to a third party) all Notes that remain outstanding following such purchase on a date (the “Second Change of Control Payment Date”) at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the Second Change of Control Payment Date.
SECTION 4.02.
Limitation on Liens.
(a)
The Issuer will not, and will not permit any Restricted Subsidiary of the Issuer to, create, incur, issue, assume or guarantee any Debt secured by a Lien upon any Principal Property of the Issuer or such Restricted Subsidiary (whether such Principal Property is now existing or owned or hereafter created or acquired), in each case, unless prior to or at the same time, the Notes (together with, at the option of the Issuer, any other Debt of the Issuer or any of its Subsidiaries ranking equally in right of payment with the Notes or such guarantee) are secured equally and ratably with or, at the option of the Issuer, prior to such Debt so long as such Debt shall be so secured.
(b)
The foregoing restriction shall not apply to:
(1)
Liens on property existing with respect to any Person at the time such Person becomes a Subsidiary of the Issuer, provided that such Lien was not incurred in anticipation of such Person becoming a Subsidiary;
(2)
Liens on property at the time of acquisition by the Issuer or any of its Subsidiaries of such property, or Liens on property to secure the payment of all or any part of the purchase price of such property, or Liens on property to secure any Debt incurred prior to, at the time of, or within 18 months after, the latest of the acquisition of such property or the completion of construction, the completion of improvements or the commencement of substantial commercial operation of such property for the purpose of financing all or any part of the purchase price of the property and related costs and expenses, the construction or the making of the improvements;

(3)
Liens securing Debt of the Issuer or any of the Issuer’s Subsidiaries owing to the Issuer or any of its Subsidiaries;
(4)
Liens existing on the Issue Date;
(5)
Liens on property or assets of a Person existing at the time such Person is merged into or consolidated with the Issuer or any of its Subsidiaries, at the time such Person becomes a Subsidiary of the Issuer, or at the time of a sale, lease or other disposition of all or substantially all of the properties or assets of a Person to the Issuer or any of its Subsidiaries, provided that such Lien was not incurred in anticipation of the merger, consolidation, or sale, lease, other disposition or other such transaction;
(6)
Liens securing Non-Recourse Debt or Exempt Construction Loans or guarantees thereof on assets or Capital Stock of Subsidiaries of the Issuer formed solely for the purpose of, and which engage in no business other than the business of making Co-investments;
(7)
Liens created to secure the Notes;
(8)
Liens imposed by law, such as materialmen’s, workmen’s or repairmen’s, carrier’s, warehousemen’s and mechanic’s Liens and other similar Liens, in each case for sums not yet overdue by more than 30 calendar days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review and Liens arising solely by virtue of any statutory or common law provision relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution;
(9)
Liens for taxes, assessments or other governmental charges not yet due or payable or subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings;
(10)
Liens to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature;
(11)
pledges or deposits under workmen’s compensation, unemployment insurance, or similar legislation and Liens of judgments thereunder which are not currently dischargeable, or deposits to secure public or statutory obligations, or deposits in connection with obtaining or maintaining self-insurance or to obtain the benefits of any law, regulation or arrangement pertaining to workmen’s compensation, unemployment insurance, old age pensions, social security or similar matters, or deposits of cash or obligations of the United States of America to secure surety, appeal or customs bonds, or deposits in litigation or other proceedings such as, but not limited to, interpleader proceedings;

(12)
Liens consisting of easements, rights-of-way, zoning restrictions, restrictions on the use of real property, and defects and irregularities in the title thereto, landlords’ Liens and other similar Liens none of which interfere materially with the use of the property covered thereby in the ordinary course of business and which do not, in the Issuer’s opinion, materially detract from the value of such properties;
(13)
Liens in favor of the United States of America or any State thereof, or any department, agency or instrumentality or political subdivision thereof, to secure partial, progress, advance or other payments; or
(14)
any extensions, renewals or replacements of any Lien referred to in clauses (1) through (13) of this Section 4.02(b) without increase of the principal of the Debt secured by such Lien (except to the extent of any fees or other costs associated with any such extension, renewal or replacement); provided, however, that any Liens permitted by any of clauses (1) through (13) shall not extend to or cover any property of the Issuer or any of its Subsidiaries, as the case may be, other than the property specified in such clauses and improvements to such property.
(c)
Notwithstanding the restrictions described above, the Issuer and its Restricted Subsidiaries may create, incur, issue, assume or guarantee Debt secured by Liens which would otherwise be subject to the foregoing restrictions without equally and ratably securing the Notes then Outstanding if, at the time of such creation, incurrence, issuance, assumption or guarantee, after giving effect thereto and to the retirement of any Debt which is concurrently being retired, the aggregate amount of all such Debt secured by Liens which would otherwise be subject to such restrictions (other than any Debt (or any guarantee thereof) secured by Liens permitted as described in clauses (1)-(14) of Section 4.02(b)), together with all Attributable Debt outstanding pursuant to Section 4.03(b), does not exceed 7.5% of the Consolidated Total Assets of the Issuer calculated as of the date of the creation or incurrence of the Lien. The Issuer and its Restricted Subsidiaries also may, without equally and ratably securing the Notes, create or incur Liens that extend, renew, substitute or replace (including successive extensions, renewals, substitutions or replacements), in whole or in part, any Lien permitted pursuant to the preceding sentence.
SECTION 4.03.
Limitation on Sale/Leaseback Transactions.
(a)
The Issuer will not, and will not permit any Restricted Subsidiary of the Issuer to, enter into any Sale/Leaseback Transaction for the sale and leasing back of any Principal Property unless:
(1)
such transaction was entered into prior to the Issue Date;
(2)
such transaction was for the sale and leasing back to the Issuer or any of its Wholly Owned Subsidiaries of any Principal Property by one of its Restricted Subsidiaries;

(3)
such transaction involves a lease for not more than three years (or which may be terminated by the Issuer or its Subsidiaries within a period of not more than three years);
(4)
The Issuer would be entitled to incur Debt secured by a Lien with respect to such Sale/Leaseback Transaction without equally and ratably securing the Notes pursuant to Section 4.02(b); or
(5)
The Issuer or any Restricted Subsidiary applies an amount equal to the net proceeds from the sale of such Principal Property to the purchase of other property or assets used or useful in its business (including the purchase or development of other Principal Property) or to the retirement of Debt that is pari passu with the Notes (including the Notes) within 365 days before or after the effective date of any such Sale/Leaseback Transaction, provided that, in lieu of applying such amount to the retirement of pari passu Debt, the Issuer may deliver Notes to the trustee for cancellation, such Notes to be credited at the cost thereof to it.
(b)
Notwithstanding the restrictions set forth in Section 4.03(a), the Issuer and its Restricted Subsidiaries may enter into any Sale/Leaseback Transaction which would otherwise be subject to the foregoing restrictions, if after giving effect thereto the aggregate amount of all Attributable Debt with respect to such transactions, together with all Debt outstanding pursuant to Section 4.02(c), does not exceed 7.5% of the Consolidated Total Assets of the Issuer calculated as of the closing date of the sale and leaseback transaction.
SECTION 4.04.
SEC Reports. So long as any Notes are outstanding, at any time that the Issuer is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Issuer will furnish to the Trustee and make available on the Issuer’s website copies of such annual and quarterly reports and such information, documents and other reports as are required under Sections 13 and 15(d) of the Exchange Act within 15 days after the date such information, documents or other reports were filed with the SEC; provided, however, that (a) so long as Parent is a Guarantor of the Notes, the reports, information and other documents required to be filed and provided as described hereunder may, at the Issuer’s option, be filed by and be those of Parent rather than the Issuer and (b) in the event that Parent conducts any business or holds any significant assets other than the capital stock of the Issuer at the time of filing and providing any such report, information or other document containing financial statements of Parent, Parent shall include in such report, information or other document summarized financial information (as defined in Rule 1-02(bb) of Regulation S-X promulgated by the SEC) with respect to the Issuer. The Issuer or Parent will be deemed to have furnished such reports, information and documents to the Trustee if the Issuer or Parent has filed such reports, information and documents with the SEC via the EDGAR filing system or has made available such reports, information and documents on its website. The Trustee shall have no responsibility to ensure that such filing has occurred. Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Issuer’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates).
SECTION 4.05.
Future Guarantors. On the Issue Date, Parent shall execute and deliver to the Trustee a Guaranty Agreement pursuant to which Parent shall guarantee the Issuer’s obligations with respect to the Notes issued pursuant to this Supplemental Indenture on the terms set forth herein. After the Issue Date, the Issuer shall cause each Wholly Owned Domestic Subsidiary of the Issuer that Guarantees any Specified Debt of the Issuer to, within 30 days of the incurrence of such Guarantee, execute and deliver to the Trustee a Guaranty Agreement pursuant to which such Subsidiary shall Guarantee payment of the Notes on the same terms and conditions as those set forth in this Supplemental Indenture. For the avoidance of doubt, if a Foreign Subsidiary is a co-borrower of Debt of the Issuer, and not a Guarantor of such Debt, then it will not be considered a Guarantor of such Debt for purposes of this Section 4.05.
SECTION 4.06.
When the Issuer, Parent and Subsidiary Guarantors May Merge or Transfer Assets.

This Section 4.06 shall apply in respect of the Notes in lieu of Article VIII of the Base Indenture.

(a)
Neither the Issuer nor Parent may consolidate with or merge into any other entity or convey, transfer or lease their properties and assets substantially as an entirety to any entity, unless:
(1)
the successor or transferee entity, if other than the Issuer or Parent, as the case may be, is a Person (in the case of the Issuer, if such Person is not a corporation, then such successor or transferee shall include a corporate co-issuer) organized and existing under the laws of the United States, any state thereof or the District of Columbia and expressly assumes by a supplemental indenture executed and delivered to the trustee, in form reasonably satisfactory to the trustee, the due and punctual payment of the principal of, any premium on and any interest on all the outstanding Notes and the performance of every covenant and obligation in the Indenture to be performed or observed by the Issuer or Parent, as the case may be;
(2)
immediately after giving effect to such transaction, no Event of Default, as defined in the Indenture, and no event which, after notice or lapse of time or both, would become an Event of Default, has happened and is continuing; and
(3)
within 30 days of such consolidation, merger, conveyance, transfer or lease, the Issuer or Parent, as the case may be, has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel stating that such occurrence, and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture, complies with the foregoing provisions relating to such transaction.

In case of any such consolidation, merger, conveyance or transfer, the successor entity will succeed to and be substituted for the Issuer or Parent, as the case may be, as obligor or guarantor on the Notes, as the case may be, with the same effect as if it had been named in the Indenture as the Issuer or Parent, as the case may be. As a result, the successor entity may exercise the rights and powers of the Issuer or Parent, as the case may be, under the Indenture, and the Issuer or Parent, as the case may be, shall be released from all liabilities and obligations under the Indenture and, as the case may be, under the Notes or guarantee thereof.

(b)
No Subsidiary Guarantor may consolidate with or merge into any other entity or convey, transfer or lease its properties and assets substantially as an entirety to any entity, unless:
(1)
the successor or transferee entity, if not a Subsidiary Guarantor prior to such merger, conveyance, transfer or lease, shall be a Person organized and existing under the laws of the jurisdiction under which such Subsidiary was organized or under the laws of the United States of America, or any State thereof or the District of Columbia, and expressly assumes, by a supplemental indenture, all the obligations of such Subsidiary under its guarantee; provided, however, that the foregoing shall not apply in the case of a Subsidiary Guarantor (x) that has been, or will be as a result of the subject transaction, disposed of in its entirety to another Person (other than to the Issuer, Parent or an affiliate of the Issuer or Parent), whether through a merger, consolidation or sale of Capital Stock or assets or (y) that, as a result of the disposition of all or a portion of its Capital Stock, ceases to be a Subsidiary;
(2)
immediately after giving effect to such transaction, no Event of Default, as defined in the Indenture, and no event which, after notice or lapse of time or both, would become an Event of Default, has happened and is continuing; and
(3)
other than the case where the Guarantor is the successor entity, within 30 days of such consolidation, merger, conveyance, transfer or lease, the Issuer has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel stating that such occurrence and, if a supplemental indenture is required in connection with such occurrence, such supplemental indenture, comply with the foregoing provisions relating to such transaction.
ARTICLE V

Additional Events of Default
SECTION 5.01.
Additional Events of Default. In addition to the Events of Default set forth in Section 501 of the Base Indenture, an “Event of Default” occurs with respect to the Notes if:

(a)
the Issuer defaults in the payment of the principal of any Note when the same becomes due and payable at its Stated Maturity, upon redemption, upon required purchase, upon declaration of acceleration or otherwise;
(b)
the Issuer, Parent or any Subsidiary Guarantor, as the case may be, fails to comply with Section 4.01 (other than a failure to purchase Notes) and such failure continues for 30 days after a Notice of Default is given;
(c)
the Issuer or Parent, as the case may be, fails to comply with Section 4.04 and such failure continues for 180 days after a Notice of Default is given (provided that, if applicable, failure by the Issuer or Parent to comply with the provisions of Section 314(a) of the Trust Indenture Act will not in itself be deemed a Default or an Event of Default);
(d)
the Issuer, Parent or any Subsidiary Guarantor, as the case may be, default in the performance of, or breach, any of their covenants and agreements in respect of the Notes contained in this Indenture or in the Notes (other than those referred to in clause (1) of Section 501 of the Base Indenture or (a), (b) or (c) above), and such default or breach continues for a period of 60 days after a Notice of Default is given; or
(e)
the Parent Guaranty or a Subsidiary Guaranty of a Significant Subsidiary or a group of Subsidiary Guarantors that collectively would constitute a Significant Subsidiary ceases to be in full force and effect (other than in accordance with the terms of such Guaranty) or Parent or any Significant Subsidiary or any group of Subsidiary Guarantors that collectively would constitute a Significant Subsidiary denies or disaffirms its obligations under its Guaranty.

A default under clauses (b), (c) and (d) will not constitute an Event of Default until the Trustee or the Holders of not less than 30% in principal amount of the outstanding Notes notify the Issuer of the default and the Issuer does not cure such default within the time specified after receipt of such notice.

SECTION 5.02.
Inapplicability of Events of Default. The Events of Default specified in clauses (2), (3) and (4) of Section 501 of the Base Indenture shall not apply to the Notes.
SECTION 5.03.
Bankruptcy Event of Default. With respect to the Notes, the following amendments shall have been deemed to have been made to Section 501 of the Base Indenture:
(a)
Section 501(5) is amended by replacing the words “the Issuer or the Guarantors” with the words “the Issuer, any Significant Subsidiary or any group of Subsidiary Guarantors that collectively would constitute a Significant Subsidiary”.
(b)
Section 501(6) is amended by replacing each instance of the words “the Issuer or the Guarantors” with the words “the Issuer, any Significant Subsidiary or any group of Subsidiary Guarantors that collectively would constitute a Significant Subsidiary”.

SECTION 5.04.
Covenant Defeasance. On and after the date of Covenant Defeasance of the Notes, the occurrence of any event specified in (i) Section 501(5) or 501(6) of the Base Indenture (in each case only with respect to any Significant Subsidiary or any group of Subsidiary Guarantors that collectively would constitute a Significant Subsidiary) or (ii) Sections 5.01(b), 5.01(c), 5.01(d) (other than in respect of Covenant Defeasance) or 5.01(e) shall be deemed not to be or result in an Event of Default with respect to the Notes.
SECTION 5.05.
Notice of Default. The Issuer shall deliver to the Trustee, within 30 days after the occurrence thereof, written notice in the form of an Officer’s Certificate of any Event of Default under clause (e) of Section 5.01 and any event which with the giving of notice or the lapse of time would become an Event of Default under clause (b), (c) and (d) of Section 5.01, its status and what action the Issuer is taking or proposes to take with respect thereto.
SECTION 5.06.
Article V of the Base Indenture. With respect to the Notes, the following amendments shall be deemed to have been made to Article V of the Base Indenture:
(a)
The definition of “Notice of Default” in Section 501 is amended by replacing “25%” with “30%” in such definition.
(b)
Section 502 is amended by replacing the first paragraph thereof with the following:

“If an Event of Default with respect to the Securities of any series at the time Outstanding (other than an Event of Default specified in Section 501(5) or (6) with respect to the Issuer) occurs and is continuing, then in every such case the Trustee or the Holders of not less than 30% in aggregate principal amount of the Outstanding Securities of such series may declare the principal amount of all the Securities of such series (or, if any Securities of such series are Original Issue Discount Securities, such portion of the principal amount of such Securities as may be specified by the terms thereof), together with any accrued and unpaid interest thereon, to be due and payable immediately, by a notice in writing to the Issuer and the Guarantors (and to the Trustee if given by Holders), and upon any such declaration, such principal amount (or specified amount), together with any accrued and unpaid interest thereon, shall become immediately due and payable. If an Event of Default specified in Section 501(5) or (6) with respect to the Issuer with respect to the Securities of any series at the time Outstanding occurs, the principal amount of all the Securities of such series (or, in the case of any Security of such series which specifies an amount to be due and payable thereon upon acceleration of the Maturity thereof, such amount as may be specified by the terms thereof), together with any accrued and unpaid interest thereon, shall automatically, and without any declaration or other action on the part of the Trustee or any Holder, become immediately due and payable. Upon payment of such amount, all obligations of the Issuer and the Guarantors in respect of the payment of principal and interest of the Securities of such series shall terminate.”

(c)
Section 507(2) is amended by replacing “25%” with “30%”.
(d)
Section 507(3) of the Base Indenture shall be amended and restated as follows: “such Holder or Holders have offered to the Trustee security and indemnity satisfactory to it against any loss, claim, liability, cost, damage or expense to be incurred in compliance with such request;”.
ARTICLE VI

Guarantees
SECTION 6.01.
Guarantees.
(a)
Parent and each Subsidiary Guarantor, if any, required to execute and deliver a Guaranty Agreement pursuant to Section 4.05 shall, upon execution and delivery of its Guaranty Agreement, unconditionally and irrevocably guarantee, jointly and severally, to each Holder and to the Trustee and its successors and assigns (a) the full and punctual payment of principal of and interest on the Notes when due, whether at maturity, by acceleration, by redemption or otherwise, and all other monetary obligations of the Issuer under this Supplemental Indenture and the Notes and (b) the full and punctual performance within applicable grace periods of all other obligations of the Issuer under this Supplemental Indenture and the Notes (all the foregoing being hereinafter collectively called the “Guaranteed Obligations”). Parent and each Subsidiary Guarantor, if any, further agree that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice or further assent from Parent or such Subsidiary Guarantor, if any, and that Parent and such Subsidiary Guarantor, if any, will remain bound under this Article VI notwithstanding any extension or renewal of any Guaranteed Obligation.
(b)
Parent and each Subsidiary Guarantor, if any, waives presentation to, demand of, payment from and protest to the Issuer of any of the Guaranteed Obligations and also waives notice of protest for nonpayment. Parent and each Subsidiary Guarantor, if any, waives notice of any default under the Notes or the Guaranteed Obligations. The obligations of Parent and each Subsidiary Guarantor, if any, hereunder shall not be affected by (a) the failure of any Holder or the Trustee to assert any claim or demand or to enforce any right or remedy against the Issuer or any other Person under this Supplemental Indenture, the Notes or any other agreement or otherwise; (b) any extension or renewal of any thereof; (c) any rescission, waiver, amendment or modification of any of the terms or provisions of this Supplemental Indenture, the Notes or any other agreement; (d) the release of any security held by any Holder or the Trustee for the Guaranteed Obligations or any of them; (e) the failure of any Holder or the Trustee to exercise any right or remedy against any other guarantor of the Guaranteed Obligations; or (f) except as set forth in Section 6.06, any change in the ownership of Parent or such Subsidiary Guarantor.

(c)
Parent and each Subsidiary Guarantor, if any, further agrees that its Guaranty herein constitutes a guarantee of payment, performance and compliance when due (and not a guarantee of collection) and waives any right to require that any resort be had by any Holder or the Trustee to any security held for payment of the Guaranteed Obligations.
(d)
Except as expressly set forth in Sections 6.02, 6.06 and 7.02(b) of this Supplemental Indenture and Sections 1302 and 1303 of the Base Indenture, the obligations of Parent and each Subsidiary Guarantor, if any, hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of Parent and each Subsidiary Guarantor, if any, herein shall not be discharged or impaired or otherwise affected by the failure of any Holder or the Trustee to assert any claim or demand or to enforce any remedy under this Supplemental Indenture, the Notes or any other agreement, by any waiver or modification of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of Parent or such Subsidiary Guarantor, if any, or would otherwise operate as a discharge of Parent or such Subsidiary Guarantor, if any, as a matter of law or equity.
(e)
Parent and each Subsidiary Guarantor, if any, further agrees that its Guarantee herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of or interest on any Guaranteed Obligation is rescinded or must otherwise be restored by any Holder or the Trustee upon the bankruptcy or reorganization of the Issuer or otherwise.
(f)
In furtherance of the foregoing and not in limitation of any other right which any Holder or the Trustee has at law or in equity against any Guarantor by virtue hereof, upon the failure of the Issuer to pay the principal of or interest on any Guaranteed Obligation when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, or to perform or comply with any other Guaranteed Obligation, Parent and each Subsidiary Guarantor, if any, hereby promises to and shall, upon receipt of written demand by the Trustee, forthwith pay, or cause to be paid, in cash, to the Holders or the Trustee an amount equal to the sum of (1) the unpaid amount of such Guaranteed Obligations, (2) accrued and unpaid interest on such Guaranteed Obligations (but only to the extent not prohibited by law) and (3) all other monetary Guaranteed Obligations of the Issuer to the Holders and the Trustee.
(g)
Parent and each Subsidiary Guarantor, if any, further agrees that, as between it, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the Guaranteed Obligations may be accelerated as provided in Article V of the Base Indenture for the purposes of Parent and each such Subsidiary Guarantor’s, if any, Guaranty herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guaranteed Obligations, and (y) in the event of any declaration of acceleration of such Guaranteed Obligations as provided in such Article V, such Guaranteed Obligations (whether or not due and payable) shall forthwith become due and payable by Parent or each such Subsidiary Guarantor, if any, for the purposes of this Section 6.01.
(h)
Parent and each Subsidiary Guarantor, if any, also agrees to pay any and all costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the Trustee or any Holder in enforcing any rights under this Section 6.01.
SECTION 6.02.
Limitation on Liability. Any term or provision of this Supplemental Indenture to the contrary notwithstanding, the maximum aggregate amount of the Guaranteed Obligations guaranteed hereunder by any Subsidiary Guarantor shall not exceed the maximum amount that can be hereby guaranteed without rendering this Supplemental Indenture, as it relates to such Subsidiary Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.
SECTION 6.03.
Successors and Assigns. This Article VI shall be binding upon Parent and each Subsidiary Guarantor, if any, and its successors and assigns and shall inure to the benefit of the successors and assigns of the Trustee and the Holders and, in the event of any transfer or assignment of rights by any Holder or the Trustee, the rights and privileges conferred upon that party in this Indenture and in the Notes shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions of this Supplemental Indenture.
SECTION 6.04.
No Waiver. Neither a failure nor a delay on the part of either the Trustee or the Holders in exercising any right, power or privilege under this Article VI shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege. The rights, remedies and benefits of the Trustee and the Holders herein expressly specified are cumulative and not exclusive of any other rights, remedies or benefits which either may have under this Article VI at law, in equity, by statute or otherwise.
SECTION 6.05.
Modification. No modification, amendment or waiver of any provision of this Article VI, nor the consent to any departure by Parent or any Subsidiary Guarantor, if any, therefrom, shall in any event be effective unless the same shall be in writing and signed by the Trustee, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on Parent or any Subsidiary Guarantor, if any, in any case shall entitle Parent or such Subsidiary Guarantor to any other or further notice or demand in the same, similar or other circumstances.
SECTION 6.06.
Release of Subsidiary Guarantor. Each Subsidiary Guarantor shall be deemed released from all obligations under this Article VI without any further action required on the part of the Trustee or any Holder: (1) upon the sale or other disposition (including by way of consolidation or merger) of such Subsidiary Guarantor, (2) upon the sale or disposition of all or substantially all the assets of such Subsidiary

Guarantor, (3) at such time as (a) such Subsidiary Guarantor no longer Guarantees any other Specified Debt (which, for avoidance of doubt, will include when any such Guarantee is no longer required by any contractual obligation and any other Guarantees are substantially concurrently released) of the Issuer or (b) the release or discharge of the guaranty which resulted in the creation of such Subsidiary Guaranty (except a release or discharge by or as a result of payment under such guaranty); provided that such Subsidiary Guarantor would not then otherwise be required to Guarantee the Notes pursuant to the Indenture, (4) upon the defeasance of the Notes, as provided under Article XIII of the Base Indenture or (5) pursuant to clause (4) of Section 901 of the Base Indenture (in the case of clause (1) or (2), other than to Parent, the Issuer or a Subsidiary of Parent and as permitted by the Indenture). For the avoidance of doubt, the release of a Subsidiary Guaranty of a Subsidiary Guarantor pursuant to clause (3) above shall automatically occur simultaneously with the release of all such Guarantees of such Subsidiary Guarantor of other Specified Debt. At the written request of the Issuer, the Trustee shall execute and deliver an appropriate instrument evidencing such release.
SECTION 6.07.
Contribution. Each Subsidiary Guarantor that makes a payment under its Subsidiary Guaranty will be entitled upon payment in full of all Guaranteed Obligations to a contribution from each other Subsidiary Guarantor in an amount equal to such other Subsidiary Guarantor’s pro rata portion of such payment based on the respective net assets of all the Subsidiary Guarantors at the time of such payment determined in accordance with GAAP.
ARTICLE VII

Miscellaneous Provisions
SECTION 7.01.
Article IX of the Base Indenture. With respect to the Notes, the following amendments shall be deemed to have been made to Article IX of the Base Indenture:
(a)
Paragraphs (6) and (9) of Section 901 of the Base Indenture are hereby deleted.
(b)
Paragraph (10) of Section 901 of the Base Indenture shall be amended and restated as follows: “to provide for uncertificated Notes in addition to or in place of certificated Notes; provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code;”.
(c)
Paragraph (13) of Section 901 of the Base Indenture shall be amended and restated as follows: “to cure any ambiguity or omission, defect or inconsistency, as evidenced in an Officer’s Certificate; and”.
(d)
Paragraph (14) of Section 901 of the Base Indenture shall be amended and restated as follows: “to make any change that does not materially and adversely affect the rights of the Holders of the Notes”.

(e)
The words “(15) to comply with any requirement of the SEC in connection with any required qualification of the Indenture under the Trust Indenture Act; and” and “(16) to amend the provisions of the Indenture relating to the transfer and legending of Notes; provided, however, that (i) compliance with the Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (ii) such amendment does not materially and adversely affect the rights of Holders to transfer Notes.” shall be inserted after paragraph (14) in Section 901 of the Base Indenture. The word “and” at the end of paragraph (13) of Section 901 shall be deleted, and the period at the end of paragraph (14) of Section 901 shall be replaced with a semicolon.
(f)
The words “which intent may be evidenced by” in paragraph (12) of Section 901 of the Base Indenture shall be deleted and replaced with “as set forth in” and the words “to that effect” at the end of paragraph (12) of Section 901 shall be deleted.
(g)
Paragraph (4) of Section 902 of the Base Indenture shall be amended and restated as follows: “make any Note payable in money other than as stated in such Note”.
(h)
The words “(9) change any Guaranty in a manner that would materially adversely affect the Holders of the Notes; or” and “(10) make any change in the ranking or priority of any Note or Guaranty that would materially adversely affect the Holders of the Notes.” shall be inserted after paragraph (8) in Section 902 of the Base Indenture. The word “or” at the end of paragraph (7) of Section 902 shall be deleted, and the period at the end of paragraph (8) of Section 902 shall be replaced with a semicolon.
(i)
The paragraph below shall be inserted after the last paragraph of Section 902 of the Base Indenture:

Neither the Issuer nor any Affiliate of the Issuer may, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder for or as an inducement to any consent, waiver or amendment or any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to all Holders and is paid to all Holders that so consent, waive or agree to amend in the time frame set forth in solicitation documents relating to such consent, waiver or agreement.

(j)
The words “(or deliver by electronic transmission in accordance with applicable procedures of the Depositary)” shall be inserted after each instance of the word “mail” in Section 902 of the Base Indenture.
SECTION 7.02.
Article XIII of the Base Indenture. With respect to the Notes, the following amendments shall be deemed to have been made to Article XIII of the Base Indenture:
(a)
Paragraph (3) of Section 1304 of the Base Indenture shall be amended and restated as follows: “(3) [Reserved].”
(b)
For avoidance of doubt, upon exercise of Defeasance or Covenant Defeasance by the Issuer or any of the Guarantors, each Guarantor will automatically be released from all of its Guarantees under Article VI of this Supplemental Indenture.
SECTION 7.03.
Article VI of the Base Indenture. With respect to the Notes, the following amendment shall be deemed to have been made to Article VI of the Base Indenture:
(a)
Section 602 of the Base Indenture shall be amended and restated as follows: “If a Default occurs with respect to the Notes, is continuing and is actually known to a Responsible Officer of the Trustee, the Trustee must mail (or deliver by electronic transmission in accordance with the applicable procedures of DTC) to each holder of the Notes notice of the Default within 90 days after it is known to a Responsible Officer of the Trustee or written notice of it is received by a Responsible Officer of the Trustee. Except in the case of a Default in the payment of principal of or interest on any Note, the Trustee may withhold notice if it determines that withholding notice is not opposed to the interest of the holders of the Notes.”
SECTION 7.04.
No Recourse Against Others. With respect to the Notes, Section 114 of the Base Indenture shall be deemed to be amended and restated as follows: “No director, officer, employee, incorporator, member or stockholder of the Issuer or any Guarantor will have any liability for any obligations of the Issuer or any Guarantor under the Notes, any Guaranty or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each holder of a Note by accepting such Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.”
SECTION 7.05.
Ratification of Indenture. The Base Indenture, as supplemented by this Supplemental Indenture, is in all respects ratified and confirmed, and this Supplemental Indenture shall be deemed to be part of the Base Indenture in the manner and to the extent herein and therein provided.
SECTION 7.06.
Provisions of General Application. The provisions of Sections 112, 115, 118 of the Base Indenture shall apply to this Supplemental Indenture mutatis mutandis.

SECTION 7.07.
Counterparts. The parties hereto may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture and signature pages for all purposes. This Supplemental Indenture and any other documents delivered in connection with this transaction shall be valid, binding, and enforceable against a party only when executed and delivered by an authorized individual on behalf of the party by means of (i) any electronic signature permitted by the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, and/or any other relevant electronic signatures law; (ii) an original manual signature; or (iii) a scanned manual signature. Each electronic signature or scanned manual signature shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. Each party hereto shall be entitled to conclusively rely upon and shall have no liability with respect to a scanned or other electronic signature of any party and shall have no duty to investigate, confirm, or otherwise verify the validity or authenticity thereof.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Twelfth Supplemental Indenture to be duly executed as of the day and year first written above.

CBRE SERVICES, INC., as Issuer CBRE GROUP, INC., as Parent and Guarantor

By:	/s/ Emma E. Giamartino
Name: Emma E. Giamartino
Title: Chief Financial Officer

[Signature Page to the Twelfth Supplemental Indenture]

COMPUTERSHARE TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Corey J. Dahlstrand
Name: Corey J. Dahlstrand
Title: Vice President

[Signature Page to the Twelfth Supplemental Indenture]

Exhibit A
Form of Note

FORM OF FACE OF NOTE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (“DTC”) TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS NOTE IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE REFERRED TO ON THE REVERSE HEREOF. TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

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CUSIP No. 12505B AL4

ISIN US12505BAL45

No. $

4.900% Senior Notes due 2033

CBRE Services, Inc., a Delaware corporation, promises to pay to Cede & Co., or registered assigns, the principal sum of $ on January 15, 2033.

Interest Payment Dates: January 15 and July 15, commencing on July 15, 2026.

Regular Record Dates: January 1 and July 1.

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Additional provisions of this Security are set forth on the other side of this Security.

CBRE Services, Inc.

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

Computershare Trust Company, National Association
as Trustee, certifies that this is one of the Securities referred to in the Indenture.
By:
Authorized Signatory

Dated:

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FORM OF REVERSE SIDE OF NOTE
4.900% Senior Notes due 2033

1. Interest

CBRE Services, Inc., a Delaware corporation (such corporation, and its successors and assigns under the Indenture hereinafter referred to, being herein called the “Issuer”), promises to pay interest on the principal amount of this Note at the rate per annum shown above. The Issuer will pay interest semiannually on January 15 and July 15 of each year, commencing July 15, 2026. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from November 13, 2025. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

2. Method of Payment

The Issuer will pay interest on the Notes (except defaulted interest) to the Persons who are registered Holders of Notes at the close of business on the January 1 or July 1 next preceding the interest payment date, whether or not a Business Day, even if Notes are canceled after the record date and on or before the interest payment date. Holders must surrender Notes to a Paying Agent to collect principal payments. The Issuer will pay principal and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts. Payments in respect of the Notes represented by a Global Security (including principal, premium, if any, and interest) will be made by wire transfer of immediately available funds to the accounts specified by The Depository Trust Company. The Issuer will make all payments in respect of a certificated Note (including principal, premium, if any, and interest) by mailing a check to the registered address of each Holder thereof; provided, however, that payments on a certificated Note will be made by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 30 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept).

3. Paying Agent and Registrar

Initially, Computershare Trust Company, National Association (the “Trustee”), will act as Paying Agent and Registrar. The Issuer may appoint and change any Paying Agent, Registrar or co-registrar without notice to Holders, but with written notice thereof to the Paying Agent and Registrar. The Issuer or any of its wholly owned Subsidiaries may act as Paying Agent, registrar or co-registrar.

4. Indenture

This note is one of a duly authorized issue of Securities of the Issuer, designated as the Issuer’s 4.900% Senior Notes due 2033 (the “Notes”, which expression includes any Additional Notes issued pursuant to Section 301 of the Base Indenture (as defined below) and forming a single series therewith), issued under the Indenture, dated as

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of March 14, 2013 (the “Base Indenture”), as supplemented by the Twelfth Supplemental Indenture thereto dated as of November 13, 2025 (the “Twelfth Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), each among the Issuer, the Guarantors party thereto and the Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) as in effect on the date of the Indenture (the “Act”). Terms defined in the Indenture and not defined herein have the meanings ascribed thereto in the Indenture. The Notes are subject to all such terms, and Holders of the Notes are referred to the Indenture and the Act for a statement of those terms. In the event of a conflict between any provision of this Note and the Indenture, the terms of the Indenture shall govern.

The Notes are general senior unsecured obligations of the Issuer. The Issuer shall be entitled to issue Additional Notes pursuant to Section 301 of the Base Indenture. The Notes issued on the Issue Date and any Additional Notes will be treated as a single class for all purposes under the Indenture; provided, however, that in the event any Additional Notes are not fungible with the Notes issued on the Issue Date for U.S. federal income tax purposes, such nonfungible Additional Notes will be issued with a separate CUSIP number so that they are distinguishable from the Notes issued on the Issue Date.

5. Optional Redemption

For any date of redemption occurring prior to the Par Call Date, the Issuer may redeem, at its option, all or a portion of the Notes at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1)
(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the Notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points, less (b) interest accrued to the date of redemption, and
(2)
100% of the principal amount of the Notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to the redemption date.

In addition, for any date of redemption occurring on and after the Par Call Date, the Issuer may redeem all or a portion of the Notes at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus any accrued and unpaid interest thereon to, but not including, the date of redemption.

The Issuer’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.

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Unless the Issuer defaults in payment of the redemption price, on and after the redemption date interest will cease to accrue on the Notes or portions thereof called for redemption.

6. Notice of Redemption

Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the depositary’s procedures) at least 10 days but not more than 60 days before the redemption date to each Holder of the Notes to be redeemed.

7. Put Provisions

Upon a Change of Control Triggering Event, any Holder of Notes will have the right to cause the Issuer to purchase all or any part of the Notes of such Holder at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the related interest payment date) as provided in, and subject to the terms of, the Indenture.

8. Guarantees

From and after the Issue Date, the payment by the Issuer of the principal of, and premium and interest on, the Notes is guaranteed on a senior unsecured basis by Parent on the terms set forth in the Indenture and will be guaranteed by additional Guarantors in the future on a joint and several senior unsecured basis to the extent required by the terms set forth in the Indenture.

9. Denominations; Transfer; Exchange

The Notes are in registered form without coupons in minimum denominations of $2,000 principal amount and integral multiples of $1,000 in excess thereof. A Holder may transfer or exchange Notes in accordance with the Indenture. The registrar may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. The registrar need not register the transfer of or exchange any Notes selected for redemption (except, in the case of a Note to be redeemed in part, the portion of the Note not to be redeemed) or any Notes for a period beginning 15 Business Days before the mailing of a notice of an offer to repurchase or redeem Notes or 15 Business Days before an interest payment date.

10. Persons Deemed Owners

The registered Holder of this Note may be treated as the owner of it for all purposes.

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11. Unclaimed Money

If money for the payment of principal or interest remains unclaimed for two years, the Trustee or Paying Agent shall pay the money back to the Issuer at its request unless an abandoned property law designates another Person. After any such payment, Holders entitled to the money must look only to the Issuer and not to the Trustee for payment.

12. Discharge and Defeasance

Subject to certain conditions, the Issuer at any time shall be entitled to terminate some or all of its and each Guarantor’s obligations under the Notes, the Guarantees and the Indenture if the Issuer deposits with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the Notes to redemption or maturity, as the case may be.

13. Amendment, Waiver

The Indenture and the Notes may be amended or supplemented as provided in the Indenture.

14. Defaults and Remedies

The Events of Default relating to the Notes are defined in the Indenture. Upon an occurrence of an Event of Default, the rights and obligations of the Issuer, the Guarantors, the Trustee and the Holders of the Notes shall be as set forth in the Indenture.

15. Trustee Dealings with the Issuer

Subject to certain limitations imposed by the Act, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with and collect obligations owed to it by the Issuer or its Affiliates and may otherwise deal with the Issuer or its Affiliates with the same rights it would have if it were not Trustee.

16. No Recourse Against Others

No director, officer, employee, incorporator, member or stockholder of the Issuer or any Guarantor will have any liability for any obligations of the Issuer or any Guarantor under the Notes, any Guaranty or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

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17. Authentication

This Note shall not be valid until an authorized signatory of the Trustee (or an authenticating agent) manually signs the certificate of authentication on the other side of this Note.

18. Abbreviations

Customary abbreviations may be used in the name of a Holder of a Note or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian), and U/G/M/A (=Uniform Gift to Minors Act).

19. CUSIP Numbers

The Issuer has caused CUSIP numbers to be printed on the Notes and has directed the Trustee to use CUSIP numbers in notices of redemption as a convenience to Holder of a Note. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon. The Issuer will promptly notify the Trustee in writing of any change in CUSIP numbers.

20. Governing Law

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

21. Copies of Indenture

The Issuer will furnish to any Holder of a Note upon written request and without charge to the Holder a copy of the Indenture which has in it the text of this Note. Requests may be made to:

CBRE Services, Inc.

2121 North Pearl Street, Suite 300

Dallas, Texas 75201

Attention: Chief Legal & Administrative Officer

[Remainder of Page Intentionally Left Blank]

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ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to

(Print or type assignee’s name, address and zip code)

(Insert assignee’s soc. sec. or tax I.D. No.)

and irrevocably appoint agent to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Date:	Your Signature:

Sign exactly as your name appears on the other side of this Note.

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OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Issuer pursuant to Section 4.01 of the Twelfth Supplemental Indenture, check the box:

If you want to elect to have only part of this Note purchased by the Issuer pursuant to Section 4.01 of the Twelfth Supplemental Indenture, state the amount in principal amount: $

Date:	Your Signature:
(Sign exactly as your name appears on the other side of this Note.)

Signature Guarantee:	__________________________________________
(Signature must be guaranteed)

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.